Exhibit 99.1

Supernus Announces Paragraph IV ANDA Filing for Trokendi XR®

ROCKVILLE, Md., Oct. 14, 2014 —Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN) today announced that on October 13, 2014, the Company received a Paragraph IV Notice Letter from Zydus Pharmaceuticals (USA) Inc. (“Zydus”) advising Supernus of the filing by Zydus of an Abbreviated New Drug Application seeking approval for topiramate extended-release capsules.

Supernus is currently reviewing the details of this Notice Letter and intends to vigorously enforce its intellectual property rights relating to Trokendi XR. The product is currently protected by three issued patents that are listed in the FDA’s Orange Book and expire no earlier than 2027.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s ability to defend and enforce its intellectual property rights covering Trokendi XR. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, the ability of Supernus to finance potential litigation and to prevail in any such proceeding to successfully defend its intellectual property rights. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report Form 10-K that was filed with the United States Securities and Exchange Commission on March 21, 2014 under the caption “Risk Factors”. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

INVESTOR CONTACT:

COCKRELL GROUP

877.889.1972

investorrelations@thecockrellgroup.com

cockrellgroup.com